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                                                                     EXHIBIT 5.1


                       [Vinson & Elkins L.L.P. Letterhead]

                                   May 6, 2004


Enterprise Products Partners L.P.
2727 North Loop West
Houston, Texas 77008-1037

Re: Merger of Enterprise Products Management LLC, a wholly owned subsidiary of Enterprise Products Partners L.P., with and into GulfTerra Energy Partners, L.P.

Ladies and Gentlemen:

         We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership ("Enterprise"), in connection with the partnership proceedings taken and to be taken relating to the merger of Enterprise Products Management LLC, a Delaware limited liability company and wholly owned subsidiary of Enterprise ("Merger Sub"), with and into GulfTerra Energy Partners, L.P., a Delaware limited partnership ("GulfTerra"), with GulfTerra being the surviving limited partnership (the "Merger"), and the conversion of each of the common units of GulfTerra issued and outstanding at the effective time of the Merger into 1.81 common units of Enterprise ("Enterprise Common Units"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Merger. We have examined such limited partnership and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that the Enterprise Common Units have been duly and validly authorized by all necessary action on the part of Enterprise and, when issued pursuant to the terms of the Merger Agreement, dated as of December 15, 2003, by and among Enterprise, Enterprise Products GP, LLC, Merger Sub, GulfTerra and GulfTerra Energy Company, L.L.C., will be validly issued, fully paid (to the extent required under Enterprise's partnership agreement) and non-assessable by Enterprise (except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act).

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" therein. We also consent to the other references to us in the Registration Statement. By giving such consent, we do not admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement.

                                         Very truly yours,


                                         /s/ Vinson & Elkins L.L.P.
                                         ---------------------------------------
                                         Vinson & Elkins L.L.P.